Exhibit 10.3

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of December 17, 2008 by and between Kimco Realty Corporation (the “Company”) and David Lukes (the “Executive”) for the purpose of amending the Employment Agreement dated as of August 18, 2008, by and between the Company and the Executive (the “Agreement”).

WHEREAS, upon the terms and conditions set forth herein, the parties hereto desire to modify certain terms of the Agreement as hereinafter provided; and

WHEREAS, this Amendment is intended to be adopted in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder;

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:

1.

Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.

Amendment to Section 1.  Certain defined terms in Section 1 are hereby amended and restated in their entirety as follows:

“(f)

“Disability” shall mean the absence of the Executive from the Executive’s duties on a full-time basis for a total of sixteen (16) weeks during any 12 month period as a result of incapacity due to a physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).”

“(h)

“Good Reason” shall mean the Company’s breach of any material term of this Agreement, including the second sentence of Section 11; provided that no resignation shall be deemed for Good Reason unless (i) the Executive has provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within ninety (90) days following the occurrence of the event(s) purported to constitute Good Reason); and (ii) the Company has not remedied the alleged violation(s) within the thirty-day period following receipt of such notice.”

3.

Amendment to Section 5(b).  The first sentence of Section 5(b) is hereby amended and restated to add the phrase “payable on or before March 15th of the calendar year following the calendar year to which an applicable bonus relates” to the end of such sentence.

4.

Amendment to Section 7(b).  The first paragraph of Section 7(b) is hereby amended and restated in its entirety as follows:

“(b)

Termination without Cause.  Subject to Section 23(b) and Section 22(c), if the Executive’s employment shall terminate without Cause (pursuant to Section 6(d)), or for Good Reason (pursuant to Section 6(e)), and subject to the Executive’s execution and non-revocation of a “Separation Agreement and General Release” in substantially the form as attached hereto as Exhibit A, then, beginning with the first payroll period following the thirtieth (30th) day following the date of termination, the Company shall provide the following compensation and benefits to the Executive unless the Change in Control provisions of Section 22 below apply:”

5.

Amendment to Section 7(b)(i).  Section 7(b)(i) is hereby amended to add the phrase, “provided, however, that the initial payment shall include Base Salary amounts for all payroll periods from the date of termination through the date of such initial payment and any Guaranteed Bonus shall be paid on January 31st of the calendar year following the calendar year to which such Guaranteed Bonus relates;” immediately following “one year;” and prior to “and.”

6.

Amendment to Section 22.  Section 22 is hereby amended and restated in its entirety as follows:

“22.

Change in Control.  Change in Control shall mean (i) a sale of all or substantially all of the assets of the Company to a Person (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale by any Person resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that does not include the Company or (iii) a merger or consolidation of the Company into another Person which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; provided, that the transaction or event described in subsection (i), (ii) or (iii) constitutes a “change in control event,” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.

(a)  Subject to Section 23(b), following a Change in Control, (i) if the Executive terminates his employment during the period commencing on the date of such Change in Control and ending on the sixtieth (60th) day following the date of such Change in Control (the “Cessation Date”) or (ii) if the acquiring entity or Person decides to thereafter terminate the Executive, then upon the Executive’s execution of a general release in the Company’s customary form, the Executive shall be entitled, as his exclusive remedy hereunder to (x) full and immediate vesting of all otherwise unvested Stock Options and Restricted Stock and (y) a payment equal to the lesser of (A) the amount of Base Salary and Guaranteed Bonus the Executive would have been entitled to receive under this Agreement for the duration  of the applicable term or (B) the greatest payment which, in combination with all other payments to which he would be entitled, that could be paid to the Executive without triggering the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).  The amount determined under this (B) of this Section 22(a) will be paid to the Executive in a single lump sum on or prior to the thirtieth (30th) day after such termination of the Executive’s employment; and, in any event, on or prior to the 15th day of the third calendar month following the end of the calendar year in which such Change in Control occurs.

(b)

Cessation of Severance Benefits.  If the Executive's employment is terminated for any reason following the Cessation Date, including, without limitation, a termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to receive any severance payments or benefits that would otherwise have been payable to the Executive pursuant to this Agreement in connection with a termination of his employment.”

7.

Amendment to Section 23.  Section 23 is hereby amended and restated in its entirety as follows:

“23.

Section 409A.

(a)

General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)

Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(i)

No amount shall be payable pursuant to Section 7(b) or Section 22 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii)

If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 7(b) or Section 22, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 23(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein;

(iii)

The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)

For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 7(b) shall be treated as a right to receive a series of separate and distinct payments; and

(v)

The reimbursement of any expense under Sections 5(f) shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.”

8.

Section References.  Unless otherwise indicated, all references in this Amendment to designated “Sections” are to the designated Sections of the Agreement.

9.

Continuing Effectiveness of Agreement.  Except as modified by the foregoing, the terms and conditions of the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

10.

Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

KIMCO REALTY CORPORATION,

a Maryland corporation

By:  /s/ Milton Cooper

Milton Cooper

Chairman of the Board

EXECUTIVE

/s/ David R. Lukes

David R. Lukes

Date: December 31, 2008

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